Exhibit l.3

1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

October 25, 2017

Hercules Capital, Inc.

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Re: Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to Hercules Capital, Inc., a Maryland corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form N-2, originally filed on November 22, 2016 with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and as subsequently amended on September 13, 2017 and October 25, 2017 (as amended, the “Registration Statement”) and the final prospectus supplement, dated October 18, 2017 (including the base prospectus filed therewith, the “Prospectus Supplement”), filed with the Commission on October 19, 2017 pursuant to Rule 497 under the Securities Act, relating to the proposed issuance by the Company of $150,000,000 aggregate principal amount of 4.625% notes due 2022 (the “Notes”), to be sold to underwriters pursuant to an underwriting agreement substantially in the form filed as Exhibit (h)(6) to the Registration Statement (the “Underwriting Agreement”). This opinion letter is being furnished to the Company in accordance with the requirements of Item 25 of Form N-2 under the Investment Company Act of 1940, as amended, and we express no opinion herein as to any matter other than as to the legality of the Notes.

The Notes are to be issued pursuant to the indenture dated as of March 6, 2012 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the fourth supplemental indenture dated as of October 23, 2017 (the “Fourth Supplemental Indenture” and together with the Base Indenture, the “Indenture”), between the Company and the Trustee.

In rendering the opinions expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below, including the following documents:

(i)	the Registration Statement;

(ii)	the Prospectus Supplement;

(iii)	the Underwriting Agreement;

(iv)	the Indenture;

(v)	a specimen copy of the form of the Notes to be issued pursuant to the Indenture;

(vi)	the Articles of Amendment and Restatement of the Company, dated as of June 8, 2005 (the “Articles of Amendment and Restatement”);

Hercules Capital, Inc. October 25, 2017 Page 2

(vii)	the Articles of Amendment of the Company dated as of March 8, 2007 (“Amendment 1”);

(viii)	the Articles of Amendment of the Company dated as of April 6, 2011 (“Amendment 2”);

(ix)	the Articles of Amendment of the Company dated as of April 6, 2015 (“Amendment 3”);

(x)	the Articles of Amendment of the Company dated as of February 23, 2016 (“Amendment 4,” collectively, with Amendment 1, Amendment 2, Amendment 3 and the Articles of Amendment and Restatement, the “Articles”);

(xi)	the Amended and Restated Bylaws of the Company dated as of February 25, 2016;

(xii)	a certificate of good standing with respect to the Company issued by the State Department of Assessments and Taxation of Maryland as of a recent date; and

(xiii)	resolutions approved by the Company’s board of directors (the “Board”) as of September 20, 2017 and September 23, 2017 and resolutions approved by the pricing committee of the Board dated October 18, 2017.

As to the facts upon which this opinion is based, we have relied upon certificates of public officials and certificates and written statements of agents, officers, directors and representatives of the Company without having independently verified such factual matters.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, the conformity to original documents of all documents submitted to us as copies, the legal capacity of natural persons who are signatories to the documents examined by us and the legal power and authority of all persons signing on behalf of the parties to such documents.

On the basis of the foregoing and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that:

1.	The Base Indenture constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

2.	The Fourth Supplemental Indenture is duly authorized, executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

3.	When duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and delivered to the underwriters against payment therefor in accordance with the terms of the Underwriting Agreement, the Notes will constitute the legal and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions set forth herein are subject to the following assumptions, qualifications, limitations and exceptions being true and correct at or before the time of the Notes:

(i)	the Company is duly incorporated and validly existing in good standing under the laws of the State of Maryland;

(ii)	the Indenture and the Notes have been duly authorized, executed and delivered by each party thereto (other than the Company);

(iii)	the final terms of the Notes have been duly established and approved by all necessary corporate action on the part of the Company;

(iv)	the terms of the Notes as established comply with the requirements of the Investment Company Act of 1940, as amended; and

(v)	the Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the Indenture and delivered to and paid for by the purchasers thereof.

Hercules Capital, Inc. October 25, 2017 Page 3

The opinions set forth herein as to enforceability of obligations of the Company are subject to: (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws now or hereinafter in effect affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and the discretion of the court or other body before which any proceeding may be brought; (ii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iii) provisions of law which may require that a judgment for money damages rendered by a court in the United States be expressed only in U.S. dollars; (iv) requirements that a claim with respect to any debt securities denominated other than in U.S. dollars (or a judgment denominated other than in U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined pursuant to applicable law; and (v) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency.

We express no opinion as to the validity, legally binding effect or enforceability of any provision in any agreement or instrument that (i) requires or relates to payment of any interest at a rate or in an amount which a court may determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture or (ii) relates to governing law and submission by the parties to the jurisdiction of one or more particular courts.

The opinions expressed herein are limited to the laws of the State of New York.

This opinion letter has been prepared for your use solely in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP